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                                     EXHIBIT 23.1

                            INDEPENDENT AUDITORS' CONSENT


Compensation Committee of the Board of Directors
Input/Output, Inc. Employee Stock Purchase Plan

We consent to the incorporation by reference in the registration statements
(No. 33-54394, No. 33-46386, No. 33-50620, No. 33-85304, No. 333-14321 and No.
333-24125) on Form S-8 of Input/Output, Inc. of our report dated October 24, 1997, relating to the statement of net assets available for plan benefits of the Input/Output, Inc. Employee Stock Purchase Plan as of June 30, 1997, and the related statement of changes in assets available for plan benefits for the period from April 1, 1997 (date operations commenced) through June 30, 1997, which report appears in the Form 10-K/A-1 of Input/Output, Inc. for the fiscal year ended May 31, 1997.



                                        /s/ KPMG Peat Marwick LLP

Houston, Texas
October 28, 1997